CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference of our report dated March 31, 2015 on our audits of the consolidated financial statements of Air Industries Group and Subsidiaries (the “Company”)  and its former parent and predecessor by merger, Air Industries Group, Inc. and Subsidiaries (the “Predecessor”) as of and for the years ended December 31, 2014 and 2013, respectively, which report was included in the Annual Report on Form 10-K of the Company filed March 31, 2015 in the Company’s Registration Statements on Form S-3 (Registration No. 333-198375) and Form S-8 (Registration No. 333- 191560).

/s/ Rotenberg Meril Solomon Bertiger & Guttilla, P.C.
Rotenberg Meril Solomon Bertiger & Guttilla, P.C.
Certified Public Accountants
Saddle Brook, New Jersey
March 31, 2015